Exhibit 10.1
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Edward J. Rohling, (“Executive”) and Lodgian, Inc. (“Company”) as of the 23rd day of April, 2007 (“Effective Date”).
WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company pursuant to the Executive Employment Agreement between Executive and the Company dated July 12, 2005 (the “Prior Agreement”);
WHEREAS, the Company desires that Executive continue to serve as President and Chief Executive Officer of the Company, and Executive desires to continue said employment; and
WHEREAS, the Company and Executive desire to express the terms and conditions of Executive’s continued employment in this Amended and Restated Agreement.
NOW THEREFORE, in exchange of mutual consideration set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1. TERMINATION OF PRIOR AGREEMENT. The Parties hereby terminate the Prior Agreement effective on the Effective Date. The Parties acknowledge and agree that the termination of the Prior Agreement does not and shall not result in the vesting, acceleration, or triggering of any employment benefit in Executive’s favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, or any other right which Executive may have as a shareholder, officer, or employee, or under any agreement or understanding between Executive and the Company, including, but not limited to, the Prior Agreement. To the extent, if any, that the terms of this Agreement are different from the terms of the Parties’ Employee Restricted Stock Agreement and the Restricted Stock Award Agreement (together referred to as the “Restricted Stock Agreements”), then any differences between this Agreement and the Restricted Stock Agreements shall be resolved by applying the terms of whichever agreement is more beneficial to Executive.
2. TERM OF EMPLOYMENT. Executive’s employment under this Agreement shall commence on April 23, 2007 and shall end on December 31, 2008 (“Expiration Date”), or such earlier date on which Executive’s employment is terminated under Section 6 of this Agreement (“Employment Term”).
3. NATURE OF DUTIES. Executive shall be the Company’s President and Chief Executive Officer reporting to the Company’s Board of Directors (“Board”). Except as noted herein, Executive shall work exclusively for the Company and shall have all of the customary powers and duties associated with these positions. Executive shall devote Executive’s full business time and effort to the performance of Executive’s duties for the Company, which Executive shall perform faithfully and to the best of Executive’s ability. Executive shall be subject to the Company’s policies, procedures, and approval practices, as generally in effect from time-to-time and applied to its senior executives.

Notwithstanding the foregoing, Executive shall be able to serve on up to two boards of directors of other for-profit entities. With Board approval, which shall not be unreasonably withheld, Executive shall be permitted to exceed this limit of two. Nothing herein shall be construed as limiting Executive’s ability to serve on the board of non-profit entities or otherwise engage in activities for charities. However, nothing in this Section shall permit Executive to serve on the board of directors of any entity to the extent that doing so would (a) interfere with Executive’s duties to the Company, and/or (b) conflict with the interests of the Company.
4. PLACE OF PERFORMANCE. Executive’s primary office location shall be at 3445 Peachtree Road, Suite 700, Atlanta, Georgia, except for required travel on the Company’s business.
5. COMPENSATION AND RELATED MATTERS.
     (a) BASE SALARY. The Company shall pay Executive base salary at an annual rate of $577,500, which rate shall be increased by the Company on July 15, 2007 by at least 5%, and by at least 5% of the then base salary rate on each July 15 every year thereafter that this Agreement remains in effect. Executive’s base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to other similarly situated Company senior executives, but no less often than once monthly.
     (b) SIGNING BONUS — STOCK.
          (i) On July 15, 2005, the Company granted to Executive a signing bonus in the form of 75,000 restricted shares of the Company’s common stock.
          (ii) The restricted stock shares in this Section 5(b) are subject to the terms of the restricted stock plan and agreement under which they were issued. The restricted stock shares are intended to qualify as “qualified performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).
          (iii) On July 15, 2006, one-half of the restricted stock shares granted in this Section 5(b) vested. On July 15, 2007, the remaining one-half of such restricted stock shares shall vest. However, subject to Section 6, vesting shall be postponed during any health-related leave of absence until Executive returns to work, unless such postponement is prohibited by law.
     (c) ANNUAL PERFORMANCE BONUS.
          (i) Subject to Section 6, Executive shall be eligible to receive an annual performance bonus in the amount shown in the applicable row on the table attached hereto and incorporated herein for all purposes as Exhibit A for each of the calendar years 2006-2008 as indicated, if Executive remains employed through December 31 of each such calendar year (“Vesting Date”). Prior to payment of the annual performance bonus, the Board shall review the actual operating EBITDA performance, and determine the percentage of Target EBITDA (as defined herein) that the Company achieved for the applicable calendar year. The Board shall not unreasonably withhold approval of the payment of annual performance bonus upon its determination of the Company’s actual EBITDA and the corresponding bonus due for that level of performance. The Company shall pay the performance bonus for a given year on (and not earlier or later than) May 1 of the following year.
          (ii) Subject to subsection (iii) below, the Company’s “Target EBITDA” as used herein for calendar years 2006, 2007, and 2008 is, respectively, $72.0 million, $79.0 million, and $87.0 million.
          (iii) EBITDA is as defined in Exhibit A; provided, however, that, for purposes of this Section 5, the Board has the final and sole discretion to determine the calculation of EBITDA, provided that such calculation is consistent with generally accepted accounting principles. If changes to the Company’s portfolio are made, the Company shall adjust the applicable Target EBITDA as follows:
               (1) If a property is sold or otherwise transferred to a third party, the Target EBITDA for the Year in which the sale occurs shall be reduced by the sold property’s EBITDA for the trailing 12 full months through the date of the sale, and actual EBITDA for the Year shall exclude the sold property’s EBITDA. For each subsequent Year, Target EBITDA shall be reduced by the sum of the reduction for the Year of sale plus 10 percent of that reduction for each Year since the Year of sale.
               (2) If a property is acquired, the Target EBITDA for the Year in which the purchase occurs shall be increased by the acquired property’s EBITDA for the trailing 12 full months through the date of purchase, and actual EBITDA for the Year of purchase shall include the acquired property’s EBITDA as if it had been acquired on the first day of the Year. For each subsequent Year, Target EBITDA shall be increased by the sum of the increase for the Year of purchase plus 10 percent of that increase for each Year since the Year of purchase.
               (3) For purposes of clauses (1) and (2), above, “Year” shall be deemed to be the annual performance bonus calendar year in question or, with respect to Section 5(d), the long-term compensation fiscal year in question.
          (iv) The Company shall pay each performance bonus in cash on (and not earlier or later than) May 1st of the year immediately following the year to which the performance bonus relates.
     (d) LONG-TERM COMPENSATION.
          (i) Subject to Section 6, if Executive remains employed through December 31 of a calendar year during the Employment Term, the Company shall grant Executive 20,000 restricted shares of Common Stock for each such calendar year if (x) 100% of Target EBITDA is achieved for such calendar year, or (y) the average closing price of the Company’s Common Stock for the last thirty (30) calendar days of such calendar year is at least at the Stock Price Threshold for such calendar year as described in Exhibit A. Such grant, if any, will occur on (and not earlier or later than) May 1 of the year immediately following the calendar year during which the event described in the preceding subclause (x) or (y), whichever is applicable, occurs.
          (ii) Subject to Section 6, if Executive remains employed through December 31 of a calendar year during the Employment Term, in addition to Section 5(d)(i) above, the Company shall also grant Executive 30,000 and 40,000 restricted shares of Common Stock for 2007 and 2008 respectively, upon achievement of 110% of Target EBITDA for such calendar year. Such grant, if any, will occur on (and not earlier or later than) May 1 of the year immediately following the calendar year during which the event described in the preceding sentence occurs.
          Subject to Section 5(d)(iii) and 6, the restricted share grants in this Section 5(d) shall vest in three (3) equal annual installments beginning on March 15 of the year immediately following the year of each grant as described in Section 5(d)(i) and 5(d)(ii) above.
          (iii) The restricted stock granted under this Section 5(d) shall be subject to the terms of the stock plan and agreement under which they are issued. Notwithstanding Section 5(d)(ii) but subject to Section 6, vesting shall be postponed during any health-related leave of absence until Executive returns to work, unless such postponement is prohibited by law.
     (e) STANDARD BENEFITS. During Executive’s employment, Executive shall be eligible to participate in all employee benefit plans and programs, including but not limited to paid vacations, medical/health/prescription and short and long term disability income protection coverage, to the same extent generally available to other similarly situated Company senior executives, in accordance with the terms of those plans and programs.
     (f) INTEGRATION WITH DISABILITY BENEFITS. If Executive is absent due to a health-related disability, the Company compensation otherwise payable to Executive for that period shall be reduced by payments for that period from Company-provided short or long term disability coverage and Workers’ Compensation wage replacement benefits.
     (g) INDEMNIFICATION. The Company shall indemnify Executive to the fullest extent permitted by applicable law with regard to Executive’s action or inaction on behalf of the Company, which indemnification shall include the advancement of legal fees and other expenses on a current basis to the fullest extent permitted by law, which shall survive termination of Executive’s employment. In addition, the Company shall extend to Executive the same indemnification arrangements as are generally provided to other similarly situated Company senior executives, which shall survive termination of Executive’s employment. Moreover, the Company shall provide a Director’s and Officer’s Liability insurance policy covering Executive’s duties hereunder during the Employment Term, which shall survive the termination of Executive’s employment.
     (h) EXPENSES. Executive shall be entitled to receive prompt reimbursement (within sixty (60) days after submission of the expense) for all reasonable and customary travel and business expenses Executive incurs in connection with Executive’s employment, provided that Executive accounts for those expenses in accordance with the policies and procedures established by the Company and as applied to senior executives.
     (i) SARBANES-OXLEY ACT LOAN PROHIBITION. Notwithstanding this Agreement or any other Company policy or program, the Company shall not make a loan to Executive that would violate the Sarbanes-Oxley Act, and this Agreement does not contemplate any such loans.
     (j) CODE SECTION 409A. Payments made pursuant to this Agreement are intended to, and the parties agree to amend this Agreement as necessary to, comply with Code Section 409A.
6. TERMINATION.
     (a) RIGHTS AND DUTIES. If Executive’s employment is terminated, and Section 8 below does not apply, Executive shall be entitled to the payment of the amounts and/or benefits set forth below, subject to the balance of this Section 6. The Company and Executive shall have no further obligations to each other, except the Company’s ongoing indemnification obligation under Section 5 and Executive’s post-termination obligations under Sections 7 and 19, or as set forth in any written agreement Executive subsequently enters into with the Company.
          (i) DISCHARGE FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. If the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, then Executive shall receive payment of (1) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans.
          (ii) DISABILITY. If Executive’s employment terminates as a result of Executive’s Disability, then Executive shall receive payment of (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans. In addition, upon Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), (1) the Company shall pay COBRA premiums for Executive and Executive’s eligible dependents under the Company’s major medical group health plan on a monthly basis, beginning as of the date on which the first such COBRA premiums would be required of the Executive and continuing until the earlier of (x) the Expiration Date, or (y) the date that is eighteen (18) months from the date of termination under this Section 6(a)(ii), (2) the Company shall pay a prorated annual performance bonus, calculated by multiplying Three Hundred Thirty Thousand Dollars ($330,000.00) by a percentage equal to the total number of days that Executive was employed for the bonus year in question, divided by 365, to be paid within thirty (30)

days after the date of termination, (3) all restricted stock shares previously granted to Executive shall immediately become fully vested as of the date of termination, and (4) the Company shall pay a lump sum amount equal to the difference, if any, between Executive’s monthly base salary and Executive’s monthly Company-provided short term disability benefits (to the extent Executive elects to participate in such short-term disability benefit plan and is eligible to receive such benefits) or, if applicable, Workers’ Compensation wage replacement benefits for up to 6 months, or the date that Executive’s Company-provided long-term disability benefits commence (to the extent Executive elects to participate in such long-term disability benefit plan and is eligible to receive such benefits), whichever is shorter, which lump sum payment shall be paid within thirty (30) days after the date of termination. Executive shall be eligible to receive the benefits and/or payments in clauses (1) through (4) (collectively, the “Disability Separation Benefits”) only if Executive is terminated by the Company due to Disability, but not if Executive resigns. Executive’s right to receive the Disability Separation Benefits shall be subject to Section 9 below and the Separation Conditions set forth in Section 6(d) below.
          (iii) DISCHARGE WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. If the Company terminates Executive’s employment without Cause or Executive’s resigns for Good Reason, and Section 8 below does not apply, then Executive shall receive payment of (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans. In addition, upon Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), (1) Executive shall receive a lump sum payment equal to the remainder of Executive’s base salary in Section 5(a) through the Expiration Date, which payment shall be paid within thirty (30) days after the date of termination, (2) Executive shall receive payment of COBRA premiums for Executive and Executive’s eligible dependents under the Company’s major medical group health plan on a monthly basis, beginning as of the date on which the first such COBRA premiums would be required of the Executive and continuing until the earlier of (x) the Expiration Date, or (y) the date that is eighteen (18) months from the date of termination under this Section 6(a)(iii), (3) Executive shall receive a lump sum payment of either (a) Six Hundred Sixty Thousand Dollars ($660,000.00) if the date of termination occurs on or before December 31, 2007, or (b) Three Hundred Thirty Thousand Dollars ($330,000.00) if the date of termination occurs during the period from January 1, 2008 through December 31, 2008, to be paid within thirty (30) days after the date of termination, and (4) all restricted stock shares previously granted to Executive shall immediately become fully vested as of the date of termination (subclauses (1)-(4) collectively, the “Without Cause/Good Reason Separation Benefits”). Executive’s right to receive the Without Cause/Good Reason Separation Benefits shall be subject to Section 9 below and the Separation Conditions set forth in Section 6(d) below.
          (iv) DEATH. If Executive’s employment terminates as a result of Executive’s death, Executive’s estate shall receive payment of (a) any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of death, to be paid within thirty (30) days after the date of Executive’s death, and (b) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans. In addition, (1) the Company shall make payment of COBRA premiums for Executive’s eligible dependents under the Company’s major medical group health plan on a monthly basis, beginning as of the date on which the first such COBRA premiums would be required and continuing until the earlier of (x) the Expiration Date, or (y) the date that is eighteen (18) months from the date of death, (2) all restricted stock shares previously granted to Executive shall immediately become fully vested as of the date of death, and (3) the Company shall pay to Executive’s estate a prorated annual performance bonus, calculated by multiplying Three Hundred Thirty Thousand Dollars ($330,000.00) by a percentage equal to the total number of days that Executive was employed for the bonus year in question, divided by 365, to be paid within thirty (30) days after the date of termination (subclauses (1)-(3) collectively, the “Death Benefits”). Executive’s estate’s right to receive the Death Benefits shall be subject to Executive’s estate’s compliance with the Separation Conditions set forth in Section 6(d) below.
          (v) TERMINATION OF EMPLOYMENT AT EXPIRATION DATE. If Executive’s employment terminates upon the Expiration Date, and Section 8 below does not apply, then, upon Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), (1) Executive shall receive payment of any unpaid base salary, reimbursement of expenses incurred, and unused vacation days accrued prior to the date of termination, to be paid within thirty (30) days after the date of termination, (2) Executive shall receive payment of other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, in accordance with the terms and provisions of such compensation, incentive, and benefit plans, (3) all restricted stock shares previously granted to Executive shall immediately become fully vested, and (4) Executive shall receive a lump sum payment of Three Hundred Thirty Thousand Dollars ($330,000.00), to be paid within thirty (30) days after the date of termination (subclauses (1)-(4) collectively, the “Expiration Benefits”). Executive’s right to receive the Expiration Benefits shall be subject to Section 9 below and the Separation Conditions set forth in Section 6(d) below.
     (b) DISCHARGE FOR CAUSE. The Company may terminate Executive’s employment at any time if it believes in good faith that it has Cause to terminate Executive. However, Executive’s termination shall not be deemed for Cause unless the Company sends Executive a written notice detailing the reasons it believes it has Cause to terminate Executive on or before the date it intends to discharge Executive for Cause. “Cause” shall mean:
          (i) Executive’s willful refusal to follow the Board’s lawful directions or Executive’s material failure to perform Executive’s duties (other than by reason of physical or mental illness, injury, or condition), in either case, only after Executive has been given written notice by the Board detailing the directives Executive has refused to follow or the duties Executive has failed to perform and granting Executive at least 30 days to cure;

          (ii) Executive’s material and willful failure to comply with Company policies as applied to senior executives, only after Executive has been given written notice by the Board detailing the policies with which Executive has failed to comply and granting Executive at least 30 days to cure;
          (iii) Executive’s:
               (1) engaging in an act of fraud or dishonesty that materially harms the Company or its affiliates;
               (2) conviction of a felony or conviction for any violation of any federal or state securities law;
               (3) gross negligence in connection with any property or activity of the Company or its subsidiaries or affiliates (“Group”);
               (4) repeated and intemperate use of alcohol or illegal drugs after written notice from the Board;
               (5) material breach of any of Executive’s obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition), but only after Executive has been given written notice by the Board of the breach and granting Executive at least 30 days to cure; or
               (6) becoming barred or prohibited by the SEC from holding Executive’s position with the Company.
In the event Executive has tendered Executive’s resignation, the Company may not then or thereafter terminate Executive for Cause.
     (c) TERMINATION FOR DISABILITY. Except as prohibited by applicable law, the Company may terminate this Agreement on account of Executive’s Disability, or may transfer Executive to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability.
“Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s material duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period.
     (d) DISCHARGE WITHOUT CAUSE. The Board may terminate Executive’s employment at any time without Cause for any reason by providing Executive with 30 days advance written notice (the “Notice Period’); provided, however, that that the Board may elect to terminate Executive’s employment prior to the expiration of such Notice Period, in which event the Company will pay Executive his then-current base salary through the expiration of the Notice Period (the “Notice Period Payment”). The Company’s obligation to pay Executive the Notice Period Payment shall be in addition to any payments owed to Executive under Section 6(a)(iii) above. If Executive is terminated by the Company without Cause, Executive shall only receive the special benefits provided under the applicable provisions of Section 6(a)(iii) if: (x) Executive complies with the restrictive covenants (Section 7) and all post-termination obligations to which Executive is subject, including, but not limited to, the obligations contained in this Agreement, and (y) Executive signs a release form, subject to negotiation as provided below, within the time prescribed by the Company which shall be no later than 45 days after Executive receives the release from the Company and before asserting any claims covered by the release against the Company other than claims pertaining to (i) Executive’s right to severance benefits, (ii) the Company’s continuing indemnification obligations to Executive under Section 5, and (iii) claims for defamation, slander and/or libel (the conditions set forth in the preceding subclauses (x) and (y) to be referred to as the “Separation Conditions”). The Company shall furnish the release to Executive at Executive’s termination. Subject to the exceptions in clauses (i) through (iii) of the second preceding sentence, the parties shall in good faith negotiate the final form of such release, but it shall include provisions customary in formal settlement agreements and general releases, including, but not limited to, such things as Executive’s release of the Company and all related persons or entities (“affiliates”) from all known and unknown claims, Executive’s covenant never in the future to pursue any released claim, Executive’s promise never to seek employment with the Company or any affiliate in the future, but not including any provision that expands Executive’s obligations to the Company as set forth in Section 6(i) below. The Company and Executive acknowledge that the severance benefits for which the release is required are intended to effect Executive’s peaceful transition from the Company. If Executive chooses not to sign the release, Executive shall have the right to pursue any claims Executive may have, but Executive shall not be eligible to receive the severance benefits set forth in subclauses (1) through (6) of Section 6(a)(iii). Executive also acknowledges that the Company’s obligation to provide any severance benefits under Section 6(a)(iii) shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject; provided that the Company has provided prior written notice to Executive setting forth the post-termination obligations Executive is alleged to have breached and granting Executive 30 days to cure.
     (e) RESIGNATION FOR GOOD REASON. Executive may resign from employment for GOOD REASON, which shall mean the occurrence of any of the following without Executive’s express written consent:
          (i) Relocation of Executive’s primary office location more than 50 miles from the current location, as set forth in Section 4;
          (ii) Any change in or the Company’s refusal to comply with the provisions of Section 3;
          (iii) Any diminution in Executive’s title, or material diminution in his compensation or duties;
          (iv) Material failure by the Company to keep any promise or make any payment provided herein;

          (v) Change in Control as defined in Section 8 below;
          (vi) Any transfer to any subsidiary or affiliate or other change that removes Executive from the position of Chief Executive and President of the Company;
          (vii) Failure by the Company to continue, or continue Executive’s participation in, any compensation plan in which Executive participates or is entitled to participate such that Executive’s total compensation is reduced by more than five percent (5%); or
          (viii) Failure by the Company to continue, or continue Executive’s participation in, any benefit plan in which Executive participates unless an equivalent substitute is adopted or made available on a basis not less favorable to Executive and Executive’s spouse.
          However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) Executive does not provide the Company with written notice of Executive’s intent to terminate Executive’s employment due to an event that would constitute Good Reason within the earlier of 30 days after the occurrence of such event or 30 days after Executive is officially notified or it is officially announced that the Company will take any actions that would constitute Good Reason to resign, (ii) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after receiving such written notice, (iii) Executive does not terminate employment within 60 days after the event occurs, (iv) Executive is a primary instigator of the Good Reason event other than a Change in Control and the circumstances make it inappropriate for Executive to receive benefits under this Agreement (e.g., Executive initiates a relocation of the Company’s headquarters); or (v) the Company in good faith temporarily suspends Executive for no more than 30 days (with full pay) to investigate any suspected wrongdoing that, if substantiated, would give the Company reason to terminate Executive for Cause.
          If Executive resigns from employment for Good Reason as defined in this Section 6(e), Executive shall only receive the severance benefits set forth in subclauses (1) through (6) of Section 6(a)(iii) if Executive satisfies the Separation Conditions and any other obligations set forth in Section 6(d) above.
     (f) RESIGNATION WITHOUT GOOD REASON. Executive may terminate Executive’s employment hereunder at any time without Good Reason upon providing the Company with 30 days written notice of Executive’s intention to do so; provided, however, that (i) the Company shall be entitled to accept Executive’s resignation as of any earlier date, and (ii) the Board may elect to terminate Executive’s employment prior to the expiration of the 30-day notice period, in which event the Company will pay Executive his then-current base salary through the expiration of such notice period. Executive’s termination under this Section 6(f) shall only entitle him to be eligible to receive the benefits in Section 6(a)(i).

Notwithstanding anything to the contrary in this Agreement or any other document, restricted stock shares and all other performance or incentive compensation shall cease vesting when Executive gives notice of resignation under this Section 6(f).
     (g) DEATH. If Executive dies while employed under this Agreement, the payments required by Section 6(a)(iv) in the event of Executive’s death shall be made.
     (h) AMOUNTS OWED TO THE COMPANY. Any amounts payable to Executive under this Section shall first be applied to repay any liquidated amounts Executive owes the Company (i.e., personal expenses on Executive’s credit card).
     (i) NO FURTHER OBLIGATIONS. Upon termination of employment for any reason, the Company and Executive shall have no further obligations to each other, except the Company’s ongoing indemnification obligation under Section 5, and Executive’s post-termination obligations under Sections 7 and 19, or as set forth in any written agreement Executive subsequently enters into with the Company.
7. RESTRICTIVE COVENANTS. Executive acknowledges that: (i) his position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company, (ii) the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business, (iii) the Company will invest its time and money in the development of Executive’s skills in the Business, and (iv) the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.
     (a) PROMISE NOT TO DISCLOSE. Executive agrees that he will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination for any reason (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive’s possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations under this subsection shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during Executive’s employment with the Company and for a period of two (2) years after Executive’s employment with the Company ends for any reason. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
     (b) PROMISE NOT TO SOLICIT. During Executive’s employment and for a period of six (6) months after Executive’s employment with the Company ends for any reason, Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business. The restrictions set forth in this subsection shall apply only to Employees (a) with whom Executive had Material Interaction, or (b) Executive, directly or indirectly, supervised.
     (c) The capitalized terms set forth in subsections 7(a) and 7(b) above shall be defined as follows:
          (i) “Business” shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.
          (ii) “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party (the “Third Party”) provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding any Third Party, independent contractors, employees, clients, customers, licensors, and/or suppliers of the Company, and (vi) information concerning the Company’s or any Third Party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means. For purposes of this definition of “Confidential Information” only, the term “Company” shall include the Company’s parents, subsidiaries, affiliates, and all related companies; provided, however that the definition of “Confidential Information” shall only apply to information which Executive acquired or used by virtue of Executive’s employment with the Company.
          (iii) “Employee” means any person who (i) is employed by the Company at the time Executive’s employment with the Company ends, or (ii) was employed by the Company during the last year of Executive’s employment with the Company (or during Executive’s employment if employed less than a year).

          (iv) “Material Interaction” means any interaction between Executive and an Employee which relates or related, directly or indirectly, to the performance of Executive’s duties for the Company.
          (v) “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this definition of “Trade Secrets” only, the term “Company” shall include the Company’s parents, subsidiaries, affiliates, and all related companies; provided, however that the definition of “Trade Secrets” shall only apply to information which Executive acquired or used by virtue of Executive’s employment with the Company.
     (d) INJUNCTIVE RELIEF. Executive agrees that if he breaches Section 7(a) or 7(b) of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and (iii) money damages alone would be an inadequate remedy for the injuries suffered by the Company. The alleged breach of such Sections shall be enforceable in a court of equity and appropriate injunctive relief may be applied for and granted in connection therewith. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
     (e) RETURN OF INFORMATION. When Executive’s employment with the Company ends, Executive shall promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or any Group member in Executive’s possession or control. In addition, during Executive’s employment with the Company, Executive shall meet with Company personnel and, based on knowledge or insights Executive gained during Executive’s employment with the Company, answer any question they may have related to the Company or the Group. The Company shall pay Executive for attending such meetings at a rate not less than the hourly equivalent of Executive’s base salary, plus reimbursement of reasonable expenses in accordance with the Company’s reimbursement policy for senior executives.
     (f) PROMISE TO DISCUSS PROPOSED ACTIONS IN ADVANCE. Executive promises that before he discloses or uses Confidential Information, and before he commences employment, solicitations, or any other activity that could violate the promises he has made in this Agreement, Executive shall discuss his proposed actions with the Chairman of the Board, who shall advise Executive in writing whether he believes that Executive’s proposed actions would violate this Agreement.
     (g) INTELLECTUAL PROPERTY. Intellectual property (including such things as all inventions, plans, developments, software, data, configurations, materials

(whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s employment hereunder (except intellectual property that has no relation to the Group or any Group customers that Executive developed, purely on Executive’s own time and at Executive’s own expense), shall be the sole and exclusive property of the Company, and Executive hereby assigns all Executive’s rights, title, and interest in any such intellectual property to the Company.
8. CHANGE IN CONTROL.
     (a) EVENTS TRIGGERING CHANGE IN CONTROL. Change in Control shall mean the first of the following to occur after the date of this Agreement:
          (i) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company’s then outstanding securities, except that a voting agreement or other voting activity shall not make the Person a Beneficial Owner unless the voting activity in question is intended to accomplish a Change in Control under Sections 7(a)(ii), (iii), or (iv). In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.
          (ii) Change in Board Control. During a consecutive 2-year period commencing after July 15, 2005, individuals who constituted the Board at the beginning of the period cease for any reason to constitute a majority of the Board. In determining whether such a change in Board membership has occurred, any Approved Replacement Director shall be treated as if he/she had been a director at the beginning of the two-year period. For purposes of this Section, “Approved Replacement Director” shall mean a director whose election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or were themselves Approved Replacement Directors.
          (iii) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.
          (iv) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s Common Stock shareholders in substantially the same proportions as the owners of the Company’s Common Stock before such transaction or series of transactions.

          (v) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
     (b) CERTAIN DEFINITIONS.
          (i) “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          (ii) “Management Action” means any event, circumstance, or transaction that results from the action of the Management Group.
          (iii) “Management Group” means any entity or group that includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company.
          (iv) “Person” has the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and as modified and used in Section 13(d) of that Act, and shall include a “group,” as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) Oaktree Capital Management, LLC, (v) the Blackstone Group, or (vi) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(c) CHANGE IN CONTROL SEPARATION BENEFITS
          (i) If:
               (a) a Change in Control occurs on or before December 31, 2007, and this Agreement terminates pursuant to a Discharge Without Cause during the period commencing sixty (60) days prior to such Change in Control and ending on or before the earlier of (1) December 31, 2008, or (2) the three hundred sixty fifth (365th) day after such Change in Control, or
               (b) a Change in Control occurs during the period from January 1, 2008 through December 31, 2008, and this Agreement terminates pursuant to a Discharge Without Cause during the period commencing sixty (60) days prior to such Change in Control and ending on or before December 31, 2008, then the Company will pay Executive all accrued but unpaid base salary through the termination date. In addition, upon Executive’s “separation from service”

(within the meaning of Code § 409A(a)(2)(A)(i)), the Company shall: (i) pay Executive a lump sum payment equal to two and one half (2 1/2) times the sum of (a) Executive’s then current annual base salary plus (b) Three Hundred Thirty Thousand Dollars ($330,000), to be paid within thirty (30) days after the date of termination; and (ii) reimburse Executive’s and Executive’s eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for the period during which Executive remains eligible for COBRA coverage or until Executive becomes eligible to participate in any subsequent employer’s major medical group health plan, up to a maximum of twenty-four (24) months (collectively, the payments and benefits set forth in the preceding subclauses (i) — (ii) to be referred to as the “Change in Control Termination Benefits”). Executive’s right to receive the Change in Control Termination Benefits shall be subject to Section 9 below and the Separation Conditions set forth in Section 6(d) above. The Change in Control Separation Benefits to be provided under this Section 8 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.
     Solely for the purpose of avoiding confusion as to the meaning of this Section 8(c)(i), the following illustrates the intent of the parties. If the Executive’s base salary were Six Hundred Six Thousand Three Hundred Seventy-Five Thousand Dollars ($606,375) at the time a Change in Control occurs, subject to the terms and conditions set forth in this Section above, Executive would be entitled to receive a payment of Two Million Three Hundred Forty Thousand Nine Hundred Thirty Seven Dollars and Fifty Cents ($2,340,937.50) which is two and one-half (2 1/2) times Nine Hundred Thirty-Six Thousand Three Hundred Seventy-Five Dollars ($936,375) which is the annual base salary of Six Hundred Six Thousand Three Hundred Seventy-Five Dollars ($606,375) plus the annual bonus of Three Hundred Thirty Thousand Dollars ($330,000).
          (ii) If a Change in Control occurs on or before July 31, 2008 and this Agreement terminates pursuant to Executive’s Resignation For Good Reason within the period commencing sixty (60) days prior to such Change in Control and ending sixty (60) days after such Change in Control, then the Company will pay Executive all accrued but unpaid base salary through the termination date. In addition, upon Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), the Company shall: (i) pay Executive a lump sum payment equal to one and one half (1 1/2) times Executive’s then current annual base salary plus Three Hundred Thirty Thousand Dollars ($330,000), to be paid within thirty (30) days after the date of termination; and (ii) reimburse Executive’s and Executive’s eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for the period during which Executive remains eligible for COBRA coverage or until Executive becomes eligible to participate in any subsequent employer’s major medical group health plan, up to a maximum of twenty-four (24) months (collectively, the payments and benefits set forth in the preceding subclauses (i) — (ii) to be referred to as the “Change in Control Resignation Benefits”). Executive’s right to receive the Change in Control Resignation Benefits shall be subject to Section 9 below and the Separation Conditions set forth in Section 6(d) above. The Change in Control Resignation Benefits to be provided under this Section 8 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.

Solely for the purpose of avoiding confusion as to the meaning of this Section 8(c)(ii) above, the following illustrates the intent of the parties. If the Executive’s base salary were Six Hundred Six Thousand Three Hundred Seventy-Five Dollars ($606,375) at the time a Change in Control occurs, subject to the terms and conditions set forth in this Section above, Executive would be entitled to receive a payment of One Million Four Hundred Four Thousand Five Hundred Sixty-Two Dollars and Fifty Cents ($1,404,562.50) which is one and one-half times Nine Hundred Thirty-Six Thousand Three Hundred Seventy-Five Dollars ($936,375), which is the annual base salary of Six Hundred Six Thousand Three Hundred Seventy-Five Dollars ($606,375) plus the annual bonus of Three Hundred Thirty Thousand Dollars ($330,000).
     (d) CHANGE IN CONTROL COMPLETION BONUS. In the event of the closing of any transaction constituting a Change in Control on or before December 31, 2008 and provided Executive is employed on the date of such closing or within sixty (60) days prior to such closing, then the Company shall grant Executive One Hundred Fifty Thousand (150,000) restricted shares of Common Stock subject to the terms and conditions of the Employee Restricted Stock Agreement attached as Exhibit B (the “Completion Bonus”). The One Hundred Fifty Thousand (150,000) shares shall become immediately vested at the time of the Change in Control. Notwithstanding anything to the contrary set forth in this Agreement, the Completion Bonus, if any, shall fully satisfy the Company’s payment obligations under Sections 5(c) and 5(d) above for the calendar year in which the closing occurs. The Company shall pay Executive the Completion Bonus within thirty (30) days following the closing of the Change in Control; provided, however, the Company’s obligation to provide the Completion Bonus shall be subject to Section 9 below and the Separation Conditions set forth in Section 6(d) above.
     (e) GOLDEN PARACHUTE LIMITATION/GROSS UP. Upon the closing of any transaction constituting a Change in Control, and only if Executive is eligible for any payments or benefits under this Section 8, the Company shall select an independent tax consultant (the “ITC”) who shall be a lawyer, certified public accountant, or a compensation consultant, with expertise in the area of executive compensation tax law. The Company shall pay all fees and disbursements of the ITC. As soon as possible following the closing of the transaction constituting a Change in Control and the selection of the ITC, the ITC shall determine the extent to which the amounts paid or payable or distributed or distributable to Executive under this Section 8 that constitute “parachute payments” (as defined in Code § 280G(b)(2)) (the “Parachute Payments”) would be subject to the Code § 4999 excise tax. If the ITC determines that no Code § 4999 excise tax is payable by Executive, the ITC shall furnish Executive with a written opinion that Executive has substantial authority not to report any Code § 4999 excise tax due on Executive’s income tax returns. Executive must provide the ITC with all information reasonably necessary for the ITC to determine the proper amount of excise tax which should be paid by Executive, and must agree to the release of such information by the Company to the ITC; otherwise, Executive shall not be entitled to any benefits under this Section 8(e).
          (i) Tax Gross Up. If Executive’s Parachute Payments equal an amount greater than one hundred ten percent (110%) of three (3) times

Executive’s Base Amount (as defined in Code § 280G(b)(3)) (as determined by the ITC), then the Company shall pay Executive an additional lump sum cash payment (the “Gross-Up Payment”) in an amount such that, after Executive’s payment of all taxes (including any Code § 4999 excise tax or any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains from the Gross-Up Payment an amount equal to the Code § 4999 excise tax imposed upon the Parachute Payments. The Gross-Up payment, if any, shall be paid within sixty (60) days of the date any applicable Code § 4999 excise tax imposed on the Parachute Payments is due.
          (ii) Golden Parachute Limitation. If Executive’s Parachute Payments equal an amount less than or equal to one hundred ten percent (110%) of three (3) times Executive’s Base Amount (as defined in Code § 280G(b)(3)) (as determined by the ITC), then the ITC shall determine the maximum amount of Parachute Payments that could be paid to Executive so that no portion of such maximum amount of Parachute Payments would be subject to the Code § 4999 excise tax (the “Maximum Payment Amount”), and the Company shall reduce the Parachute Payments so that they do not exceed the Maximum Payment Amount, with such reduction first applied with respect to Parachute Payments that would be cash compensation, but otherwise determined by the Company in its sole discretion.
9. DELAY IN PAYMENTS TO COMPLY WITH CODE § 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code § 409A(a)(2)(B)(i), then any payment that is required to be made under Section 6 or Section 8 above within the first six (6) months following Executive’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) shall be paid on the date that is the first business day of the seventh (7th) month after the date of Executive’s “separation from service” and shall be paid in a single lump sum payment, provided that Executive satisfies the Separation Conditions set forth in Section 6(d) above. The provisions of this Section are intended to require a delay in a payment under Section 6 or Section 8 above only to the extent that such a delay is required in order for such payment to comply with Code § 409A(a)(2)(B)(i), and shall not otherwise apply. In addition, immediately prior to Executive’s “separation from service” (within the meaning of Code §409A(a)(2)(A)(i)), the Company shall (i) establish an irrevocable grantor trust (the “Trust”) that shall have terms designed to be consistent with those allowed under the model trust set forth in IRS Revenue Procedure 92-64 and that shall have an independent financial institution as trustee, (ii) contribute to the Trust the amount of each payment delayed for six (6) months under this Section as of the date such payment would otherwise be required to be paid absent the provisions of this Section applying to delay such payment, and (iii) provide the trustee of the Trust with a written direction to (A) hold said amount in a segregated account for Executive’s benefit and (B) pay from such segregated account all payments delayed under this Section (with earnings thereon) to Executive on the first business day of the seventh (7th) month after the date of Executive’s “separation from service.” Trust assets shall be invested in the highest-yielding available money market account of the trustee (or, if the trustee does not have such an account, then the highest-yielding available money market account of Bank of America), and earnings on amounts contributed to the Trust for purposes of the preceding sentence shall be determined based on such chosen investment. All expenses of the trustee shall be paid by the Company and not from the Trust’s assets. Upon the trustee’s final payment of the entire corpus of the Trust in a single lump sum, the Trust shall terminate.
10. NOTICE.
     (a) TO THE COMPANY. Executive shall send all communications required by this Agreement to the Company in writing by hand delivery or overnight, both requiring signature acknowledging receipt, addressed as follows:
If Mailed to Company:
Lodgian Inc.
Attention: Daniel Ellis, Senior Vice President and General Counsel, 3445 Peachtree Road NE, Suite 700 Atlanta, Georgia 30326
With a copy to Lodgian Inc.
Attention: Chairman of the Board, 3445 Peachtree Road NE, Suite 700 Atlanta, Georgia 30326
     (b) TO EXECUTIVE. Company shall send all communications required by this Agreement to Executive in writing by hand delivery or overnight, both requiring Executive’s signature acknowledging receipt, addressed as follows: Edward J. Rohling, 3093 Ridgewood Road, Atlanta, Georgia, 30327.
     (c) TIME NOTICE DEEMED GIVEN. Written notice as required by this Agreement shall be deemed to have been given to either party when signed by such party or its representative acknowledging receipt.
11. RELEASE. Executive releases and discharges the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day Executive signs this Agreement, including, but not limited to, claims arising out of Executive’s employment, claims arising out of or relating to the Prior Agreement or the termination of the Prior Agreement, claims arising by virtue of Executive’s status as a shareholder of Company, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, claims arising out of or relating to equity or other ownership interest in Company, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. Executive also releases any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation
12. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by the Chairman of the Board and Executive. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
13. INTERPRETATION; EXCLUSIVE FORUM. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia (excluding any that mandate the use of another jurisdiction’s laws). Any litigation or similar proceeding with respect to such matters only may be brought within that state, and all parties to this Agreement consent to that state’s jurisdiction and agree that venue anywhere in that state would be proper.
14. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which Executive participates. Without Executive’s consent, the Company may not assign this Agreement to a successor that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the successor. Thereafter, the Company shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.
15. TAXES. The Company shall withhold taxes from payments it makes pursuant to this Agreement as required by applicable law.
16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.
18. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other subsequent written agreements Executive may executed relating to specific aspects of Executive’s employment, such as conflicts of interest.
19. FORMER EMPLOYERS. Except for the non-compete agreement with Pittsburgh Greentree Radisson Hotel, as previously disclosed by Executive, Executive is not subject to any employment, confidentiality, or other agreement or restriction that would prevent Executive from fully satisfying Executive’s duties under this Agreement or that would be violated if Executive did so. Without the Company’s prior written approval, Executive shall not disclose proprietary information belonging to a former employer or other entity without its written permission.
Executive shall indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because Executive is alleged to have violated the provisions of this Section 19 or improperly revealed or used proprietary information of a former employer without its permission, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant to it.
20. INDEPENDENT ENFORCEMENT. The covenants set forth in Section 7 of this Agreement shall be construed as agreements independent of any other agreements or any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 7 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 7 of this Agreement by reason of any breach of any other part of this Agreement or any other agreement with Executive.
Executive acknowledges that all understandings and agreements between the Company and Executive relating to the subjects covered in this Agreement are contained in it and that Executive has entered into this Agreement voluntarily and not in reliance on any promises or representations by the Company other than those contained in this Agreement itself.
Executive further acknowledges that he has carefully read this Agreement, that he understands all of it, and that he has been given the opportunity to discuss this Agreement with his personal legal counsel and has availed himself of that opportunity to the extent he wished to do so.

LODGIAN, INC.
By:	/s/ Russel S. Bernard
	Name:	Russel S. Bernard
	Title:	Chairman of the Board of Directors
	Date:	April 20, 2007

EDWARD J. ROHLING
By:	/s/ Edward J. Rohling
	Name:	Edward J. Rohling
	Date:	April 23, 2007

Exhibit A
IF THE COMPANY’S EBITDA ACHIEVES THE PERCENTAGE OF TARGET EBITDA FOR THE CALENDAR YEAR IN QUESTION, COMPANY SHALL PAY EXECUTIVE THE ANNUAL PERFORMANCE BONUS OF

% of Target EBITDA Achieved	Cash Award
Less than 90% of Target EBITDA	2006 — 2008: $220,000
90 — 99.99% of Target EBITDA	2006 — 2008: $400,000
100 — 107.49% of Target EBITDA	2006 — 2008: $500,000
107.5 — 114.99% of Target EBITDA	2006 — 2008: $632,500
115 — 124.99% of Target EBITDA	2006 — 2008: $687,500
125 — 134.99% of Target EBITDA	2006 — 2008: $742,500
135 — 144.99% of Target EBITDA	2006 — 2008: $852,500
Greater than 145% of Target EBITDA	2006 — 2008: $962,500
EBITDA
For all purposes herein, EBITDA shall be defined as the Company’s reported Adjusted EBITDA. Adjusted EBITDA is defined as EBITDA for the Company’s Continuing Operations Hotels, excluding the effects of certain charges such as pre-emergence reorganization expenses, post-emergence Chapter 11 expenses included in corporate and other on the Company’s consolidated statement of operations, impairment losses and casualty losses for damage caused to the Company’s properties by the hurricanes that struck the southeastern United States in the 2004 third quarter.
TARGET EBITDA
Target EBITDA is defined in Section 5(c)(iii) of the Agreement.
STOCK PRICE THRESHOLD
Stock Price Threshold shall mean:

2007:	$18.00 per share
2008:	$21.00 per share

EXHIBIT B
LODGIAN, INC.
EMPLOYEE RESTRICTED STOCK AGREEMENT

Name of Recipient:	Award Date:

Number of Award Shares:
     THIS EMPLOYEE RESTRICTED STOCK AGREEMENT1 is made and entered into effective as of the Award Date noted above by and between Lodgian, Inc., a Delaware corporation and the Recipient noted above.
W I T N E S S E T H:
     WHEREAS, the Committee has authorized the grant to Recipient of a restricted stock award under the Plan of shares of the Common Stock, and the Company and Recipient wish to confirm herein the terms, conditions, and restrictions of the restricted stock award;
     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:
1   Award of Shares
     1.1 Award of Award Shares. Subject to the terms, restrictions, limitations, and conditions stated herein and in the Plan, the Company hereby awards to Recipient the number of Award Shares noted above, which shall be shares of the common stock of the Company, subject to all terms and provisions of this Agreement. By the execution of this Agreement, the Recipient hereby accepts the Award Shares subject to all terms and provisions of this Agreement.
     1.2 Award Shares held by Custodian. The Recipient hereby authorizes and directs the Company to deliver any share certificate issued by the Company to evidence the Award Shares to the Custodian to be held by the Custodian until any such Award Shares become Vested Award Shares. As Award Shares become Vested Award Shares, and after satisfaction of any required withholding obligations in accordance with Section 1.5 below, the Company shall cause appropriate cancellation of share certificates held by the Custodian in the name of the Recipient and the issuance of new share certificates representing the Vested Award Shares and the delivery thereof directly to the Recipient. The Recipient hereby irrevocably appoints the Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Recipient with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Award Shares to the Company pursuant to this Agreement, in the name, place and stead of Recipient. The term of such appointment shall commence on the Award Date and shall continue until such Award Shares become Vested Award Shares and the issuance of a new share certificate representing such shares directly to the Recipient. During the period that the Custodian holds Award Shares, the Recipient shall be entitled to all rights applicable to shares of common stock of the Company which are so held; provided, however, in the event the number of shares of common stock is increased or reduced by changing par value, split-up, stock split, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, and in the event of any distribution of common stock or other securities of the Company in respect of such Award Shares, Recipient agrees that any certificate representing shares of common stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Custodian and shall be subject to all of the provisions of this Agreement as if initially subject hereto ab initio.
     1.3 Vesting of Award Shares. Except to the extent otherwise expressly provided in any other written agreement between Recipient and the Company executed before the Award Date of this Agreement

[1]	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section of Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”
Lodgian, Inc. Employee Restricted Stock Agreement

providing more favorable terms for the Recipient, Recipient shall become vested in the percentage of the Award Shares shown below based upon the Continuous Service of the Recipient from the Award Date of the Award Shares (as noted hereon):

Vesting Schedule:
Percentage Vested:	Continuous Service from Award Date:

If the above calculation of vested Shares would result in a fraction, any fraction will be rounded to zero. However, notwithstanding the foregoing, in the event that the Recipient ceases Continuous Service with the Company (1) by reason of death or Disability, (2) after having attained the age of sixty-five (65), (3) because the Recipient’s employment with the Company has been terminated by the Company without Cause, (4) because the Recipient has terminated employment with the Company for Good Reason, or (5) because the Recipient’s employment contract with the Company (if any) has come to an end and has not been renewed or extended, then the Recipient shall nonetheless immediately, as of the date of such cessation of Continuous Service, become fully (100%) vested in the Award Shares. Furthermore, notwithstanding the foregoing, in the event that a Change in Control of the Company occurs, then the Recipient shall nonetheless immediately, as of the date of such Change in Control, become fully (100%) vested in the Award Shares.
     1.4 Tax Consequences. Recipient represents that Recipient has been advised by the Company to consult with, and has fully consulted with, Recipient’s own tax consultants regarding his making a Code §83(b) Election with respect to the Award Shares, and the resulting impact on Recipient’s personal tax situation, prior to entering into this agreement and that Recipient is not relying on the Company for any tax or investment advice. Recipient understands that Recipient may suffer adverse tax consequences as a result of Recipient’s receipt and disposition of the Shares. Recipient understands that Recipient may or may not make a Code §83(b) Election with respect to the Award Shares, but that Recipient shall be subject to the withholding provisions of Section 1.5 below based upon the choice of Recipient regarding such Code §83(b) Election and the choice of Recipient regarding the time and manner that withholding obligations shall be satisfied.
     1.5 Withholding on Award Shares. Recipient hereby agrees that, in consideration for the grant of the Award Shares, the following federal and state income tax withholding provisions shall apply:
     (a) Code §83(b) Election Made by Recipient. If the Recipient makes a Code §83(b) Election with respect to the Award Shares, then, in order not to forfeit Award Shares, the Recipient must deliver to the Company a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of such Code §83(b) Election simultaneously with the Recipient’s delivery to the Company of a copy of his Code §83(b) Election (which must occur no later than thirty (30) days after the Award Date). If the Recipient does not timely make such payment, the Award Shares shall be immediately forfeited by the Participant, and any amounts which must be paid by the Company for any required withholding or other tax obligations imposed on the Company by reason of such Code §83(b) Election shall be paid by the Recipient by directly withholding all such amounts as quickly as possible consistent with applicable law from any other compensation payable to the Recipient on or after the date of such Code §83(b) Election. The Recipient hereby agrees to the withholding by the Company outlined in the preceding sentence, and authorizes and directs that such withholding from the Recipient’s compensation be made if such sentence is applicable.
     (b) Code §83(b) Election Not Made by Recipient. If the Recipient does not make a Code §83(b) Election with respect to the Award Shares, then the Recipient shall be entitled to elect one (or, at the discretion of the Committee, a combination) of the following methods of satisfying the Company’s withholding obligations:
Lodgian, Inc. Employee Restricted Stock Agreement

     (1) Direct Payment on or prior to Substantial Vesting Event. The Recipient may, on or before the date of occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83, deliver to the Company cash and/or a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of such Award Shares.
     (2) Return of Vested Award Shares upon Substantial Vesting Event. The Recipient may, as of the close of business on the business day which is coincident with or which immediately follows the occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83, allow the Company to repurchase from the Recipient the smallest whole number of Vested Award Shares which, when multiplied by the fair market value of the Common Stock on such business date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Award Shares. If the Recipient elects this method of satisfying withholding obligations, the Recipient acknowledges and understands that any Vested Award Shares repurchased from the Recipient may result in tax consequences to the Recipient.
     (3) Incremental Withholding over Likely Vesting Period. The Recipient may, beginning as of the Award Date, allow the Company to withhold from future compensation payments to the Recipient substantially equal amounts such that the aggregate of such amounts shall, as of the next likely date of occurrence of an event pursuant to which any such Award Shares shall become “substantially vested” within the meaning of Code §83, be sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Award Shares. If the Recipient elects this method of satisfying withholding obligations, the Recipient acknowledges and understands that:
     (i) The Company shall have complete discretion to determine how much and when amounts shall be withheld;
     (ii) Amounts withheld may be immediately paid to the appropriate tax authority as a prepayment of the withholding obligations, or may be held by the Company until such time as the withholding obligations become due, in the sole and complete discretion of the Company;
     (iii) No interest or earnings shall accrue based on such incremental withholding; and
     (iv) In the event that the vesting of Award Shares should occur earlier than forecasted in determining the substantially equal amounts to be withheld from the Recipient’s future compensation payments, the Recipient may nonetheless be required to deliver to the Company a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of such Award Shares.
The Recipient’s election of a method of withholding under this Section 1.5 must be made prior to the date of occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83; provided, however, (1) the Participant’s election of the method specified in Section 1.5(b)(3) above must be made within thirty (30) days of the Award Date, and (2) if the Recipient is required to file beneficial ownership reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Participant’s election of the method specified in Section 1.5(b)(2) must be made either (A) at least six months prior to the date of vesting of any of such Award Shares, or (B) prior to the date of vesting of any of such Award Shares and in any ten-day period beginning on the third day following the release of the Company’s quarterly or annual summary statement of sales and earnings. The Recipient’s election of a method of withholding under this Section 1.5 shall, once made, be irrevocable. Notwithstanding the above, if, for any reason, withholding or other tax obligations (whether federal, state or local) are imposed upon the
Lodgian, Inc. Employee Restricted Stock Agreement

Company by reason of the grant of the Award Shares or their becoming substantially vested, the Company shall have the power and the right to deduct or withhold, or require the Recipient to remit to the Company as a condition precedent to immediate forfeiture of the Award Shares, an amount sufficient to satisfy such withholding or other tax obligations (whether federal, state or local), and, in this regard, the Company may offer the Recipient various alternatives for satisfying such obligations. Upon receipt of payment in full of all withholding tax obligations, the Company shall cause a certificate representing the Award Shares which are the Vested Award Shares to be issued and delivered to the Recipient.
     1.6 Rights as Stockholder. Recipient shall have no rights as a stockholder with respect to any Award Shares until a stock certificate for the shares is issued in Recipient’s name and held by the Custodian.
2   Restrictions on, & Forfeiture of, Unvested Award Shares
     2.1 Forfeiture upon Cessation of Services. Except to the extent otherwise expressly provided in any other written agreement between Recipient and the Company executed before the Award Date of this Agreement providing more favorable terms for the Recipient, upon the Recipient’s cessation of the performance of services for the Company for any reason, all Unvested Award Shares shall be forfeited, effective upon the date of such cessation of the performance of services.
     2.2 Restrictions on Unvested Award Shares. None of the Unvested Award Shares may be conveyed, pledged, assigned, transferred, hypothecated, encumbered, or otherwise disposed of by Recipient, and any attempt to do so with respect to Unvested Award Shares shall be null and void ab initio, unless (1) the Committee expressly authorizes such in writing, or (2) Unvested Award Shares are transferred by the Recipient as a bona fide gift (i) to the spouse, lineal descendant or lineal ascendant, siblings and children by adoption of the Recipient, (ii) to a trust for the benefit of one or more individuals described in clause (i) and no other persons, or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of this Restricted Stock Agreement. If Unvested Award Shares are transferred pursuant to (1) or (2) above, the Recipient agrees to notify the Committee at least thirty (30) days prior to such transfer, and the Committee may require that the transferee thereof execute and deliver to the Company such documents and agreements as the Company shall reasonably require to evidence the fact that the Award Shares to be owned, either directly or beneficially, by such transferee shall continue to be subject to all the restrictions set forth in this Agreement and all applicable rights in favor of the Company set forth elsewhere herein, and that such transferee is subject to and bound by such restrictions and provisions. The restrictions of this Section 2.2 shall not apply to Vested Award Shares.
     2.3 Dividends & Voting Rights. Recipient shall be entitled to dividends paid or declared on Vested and Unvested Award Shares for which the record date is on or after the date such Award Shares have been issued in the Recipient’s name. Recipient shall be entitled to vote all Vested and Unvested Award Shares for which the record date is on or after the date such Award Shares have been issued in the Recipient’s name. Recipient shall have no rights whatsoever (dividend, voting or otherwise) with respect to Award Shares which have been forfeited under Section 2.1.
3 General Provisions
     3.1 Change in Capitalization. If the number of outstanding shares of the Common Stock shall be increased or decreased by a change in par value, split-up, stock split, reverse stock split, reclassification, distribution of common stock dividend, or other similar capital adjustment, an appropriate adjustment shall be made by the Board of Directors in the number and kind of Vested and Unvested Award Shares, such that Recipient’s proportionate interest in Vested and Unvested Award Shares shall be maintained as before the occurrence of the event. No fractional shares shall be issued in making such adjustment. All adjustments made by the Board of Directors under this Section shall be final, binding, and conclusive.
     3.2 Legends. Each certificate representing the Award Shares shall be endorsed with the following legend:
Lodgian, Inc. Employee Restricted Stock Agreement

Shares are Restricted & Subject to Forfeiture
The securities evidenced by this certificate are subject to certain restrictions (including restrictions on transferability) and are subject to forfeiture, all as set forth in an Employee Restricted Stock Agreement dated [INSERT], a copy of which is available from the Company.
     3.3 Removal of Legend. Any legend endorsed on a certificate representing Award Shares pursuant to Section 3.2 above shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such Award Shares become Vested Award Shares pursuant to this Agreement.
     3.4 Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware.
     3.5 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.
     3.6 Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
     3.7 Entire Agreement. Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     3.8 Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
     3.9 No Contractual Rights Created. Neither the establishment of the Plan nor the award of Award Shares hereunder shall be construed as giving Recipient the right to employment with, or the right to continued performance of services for, the Company.
     3.10 Capitalized Terms. All capitalized terms used in this Agreement shall have the meanings given to them herein or in the Plan.
     3.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
     3.12 No Disclosure Duty. The Recipient and the Company acknowledge and agree that the Company and its directors, officers or employees have no duty or obligation to disclose to the Recipient any material non-public information regarding the business of the Company or affecting the value of the Award Shares.
     IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.

Company:	Recipient:
Lodgian, Inc.:
By:

Its:	[INSERT NAME]

Lodgian, Inc. Employee Restricted Stock Agreement

Exhibit A
Definitions
A. Affiliate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.
B. Agreement shall mean this Employee Restricted Stock Agreement.
C. Associate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.
D. Award Shares shall mean the shares of common stock of the Company which are awarded to the Recipient subject to the terms and conditions of this Agreement.
E. Base Salary shall mean the wages the Company pays Recipient on an annual basis, exclusive of all benefits, bonuses, equity, commissions, or any other incentive-based compensation.
F. Beneficial Owner shall mean shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
G. Cause shall mean, with respect to a termination of Recipient’s employment, a termination by the Company because of any one of the following events:
     (i) Recipient’s willful refusal to follow the lawful direction of the CEO and/or the person to whom Recipient reports or Recipient’s material failure to perform Recipient’s duties (other than by reason of Disability), in either case, only after Recipient has been given written notice by the CEO and/or the person to whom Recipient reports detailing the directives Recipient has refused to follow or the duties Recipient has failed to perform and at least 30 days to cure;
     (ii) Recipient’s material and willful failure to comply with Company policies as applied to Company employees, only after Recipient has been given written notice by the CEO and/or the person to whom Recipient reports detailing the policies with which Recipient has failed to comply and at least 30 days to cure;
     (iii) Recipient’s engaging in any of the following conduct:
     (1) an act of fraud or dishonesty that materially harms the Company or its Affiliates,
     (2) a felony or any violation of any federal or state securities law or Recipient’s being enjoined from violating any federal or state securities law or being determined to have violated any such law;
     (3) gross negligence in connection with any property or activity of the Company and/or its Subsidiaries, Affiliates and successors;
     (4) repeated and intemperate use of alcohol or illegal drugs after written notice from the CEO and/or the person to whom Recipient reports;
     (5) material breach of any of Recipient’s obligations under any agreement between Recipient and the Company (other than by reason of physical or mental illness or injury), but only after Recipient has been given written notice of the breach by the CEO and/or the person to whom Recipient reports and at least thirty (30) days to cure;
     (6) Recipient’s becoming barred or prohibited by the SEC from holding Recipient’s position with the Company; or
Lodgian, Inc. Employee Restricted Stock Agreement
Exhibit A — Definitions

     (7) Recipient’s resignation for other than Good Reason.
H. Change in Control means the first of the following to occur after the date of this Agreement:
     (i) Acquisition of Controlling Interest. Any person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51 percent or more of the combined voting power of the Company’s then outstanding securities, except that a voting agreement or other voting activity shall not make the Person a Beneficial Owner unless the voting activity in question is intended to accomplish a Change in Control under Sections H(ii), (iii), or (iv). In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.
     (ii) Change in Board Control. During a consecutive 2-year period commencing after July 15, 2005, individuals who constituted the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board of Directors. In determining whether such a change in Board of Directors membership has occurred, any Approved Replacement Director shall be treated as if he/she had been a director at the beginning of the two-year period. For purposes of this Section, “Approved Replacement Director” shall mean a director whose election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or were themselves Approved Replacement Directors.
     (iii) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.
     (iv) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s Common Stock shareholders in substantially the same proportions as the owners of the Company’s Common Stock before such transaction or series of transactions.
     (v) Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
I. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
J. Code §83(b) Election shall mean the election available to the recipient of property transferred in connection with the performance of services to include in gross income under Code §83(b) the excess of the fair market value of the property transferred determined as of the time of transfer over the amount (if any) paid for such property as compensation for services.
K. Combined Voting Power shall mean the combined voting power of the Company’s or other relevant entity’s then outstanding voting securities.
L. Common Stock shall mean the common stock of the Company.
M. Company shall mean Lodgian, Inc., and any successor thereto.
N. Committee shall mean the Compensation Committee of the Board of Directors.
Lodgian, Inc. Employee Restricted Stock Agreement
Exhibit A — Definitions

O. Continuous Service shall mean a period of continuous performance of services by Recipient for the Company or an Affiliate, as determined by the Committee in its sole and absolute discretion.
P. Custodian shall mean the Secretary of the Company or such other officer of the Company as may be designated by the Committee to hold Award Shares until such time as any such Award Shares become Vested Award Shares.
Q. Disability shall mean a physical or mental impairment which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined by the Company in its sole discretion.
R. Good Reason shall exist if (i) the Company, without Recipient’s written consent, (A) takes any action which results in the material reduction of Recipient’s then current duties or responsibilities, (B) reduces Recipient’s then-current Base Salary, (C) reduces the benefits to which Recipient is entitled on the Award Date, unless a similar reduction is made for other executive employees, (D) commits a material breach of this Agreement, or (E) requires Recipient to relocate more than fifty (50) miles from the location where the Recipient performs services for the Company on the Award Date; (ii) Recipient provides written notice to the Company of such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) Recipient resigns within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.
S. Parent shall mean any corporation which is a “parent corporation” within the meaning of Code §424(e) with respect to the Company.
T. Plan shall mean the Lodgian, Inc., Amended & Restated 2002 Stock Incentive Plan.
U. Recipient shall mean the individual shown on this Agreement as the Recipient.
V. Subsidiary shall mean any corporation which is a “subsidiary corporation” within the meaning of Code §424(f) with respect to the Company.
W. Unvested Award Shares shall mean the Award Shares which have not become vested pursuant to the Vesting Schedule or otherwise.
X. Vested Award Shares shall mean the Award Shares which have become vested pursuant to the Vesting Schedule or otherwise.
Lodgian, Inc. Employee Restricted Stock Agreement
Exhibit A — Definitions

Exhibit 1
ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE
     The undersigned taxpayer (the “Taxpayer”) hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his gross income for the current taxable year, the amount of any compensation taxable to him in connection with his receipt of the property described below:
     1. The name, address and taxpayer identification number of the undersigned Taxpayer are as follows:

Name:

Address:

Social Security Number (TIN):

     2. The property with respect to which the election is made is:
_____________________________________ shares of common stock of Lodgian, Inc.
     3. The date on which the property was transferred and the taxable year for which this election is made are:
Date on Which Property Was Transferred: ______________________________________
Taxable Year for Which Election is Made: _______________________________________
     4. The property is subject to transferability, forfeiture and other restrictions, all as set forth in a Restricted Stock Agreement between the Taxpayer and Lodgian, Inc.
     5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:
$____________________/Share x ________________________ Shares = $____________________
     6. No amount was paid for such property.
     The undersigned Taxpayer has submitted copies of this statement to Lodgian, Inc., the person for whom the services were performed in connection with the Taxpayer’s receipt of the above-described property. The Taxpayer is the person performing the services in connection with the transfer of said property. The undersigned Taxpayer understands that the foregoing election may not be revoked except with the consent of the Commissioner, which will only be granted when the Taxpayer is under a mistake of fact as to the underlying transaction and when made within 60 days of the date such mistake of fact first became known to the Taxpayer.
     The undersigned Taxpayer understands and acknowledges that, for this election to be effective, copies of this completed election form must be filed with the Internal Revenue Service (at the location where the Taxpayer’s income tax return would be filed) not later than 30 days after the date the above-described property was transferred to the Taxpayer, and must also be submitted with the Taxpayer’s federal income tax return for the taxable year in which the above-described property was transferred. A copy of this completed election must also be submitted to Lodgian, Inc., along with full payment of amounts required to be withheld under applicable law, not later than 30 days after the date the above-described property was transferred to the Taxpayer.
Dated this ____________ day of __________________, 20___.
Signature: __________________________________________
Name of Taxpayer: ___________________________________
Code §83(b) Election Form

Exhibit 2
WITHHOLDING ELECTION

TO: Lodgian, Inc.	Restricted Stock Agreement:
RE: Withholding Election	Restricted Stock Agreement between the Recipient (designated below) and Lodgian, Inc. (the “Company”).

This election relates to the number of shares of common stock of the Company which will vest on the date noted below (the “Vesting Shares”):	Date of Agreement: _________________________________

Number of Vesting Shares: _____________________	Total Number of Restricted Shares subject to Restricted Stock Agreement: ____________________________________

Date of Vesting: ________________________
I, the undersigned Recipient, hereby certify that:
1. My correct name and social security number and my current address are set forth at the end of this document.
2. I have read and understand the Restricted Stock Agreement and the various methods by which withholding obligations regarding the Vesting Shares subject to the Restricted Stock Agreement may be satisfied.
3. I do hereby elect the following method of withholding pursuant to Section 1.5 of the Restricted Stock Agreement with respect to any withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of the Vesting Shares (the “Withholding Obligations”), assuming that I have met all requirements under the Plan relative to such election and such election is approved by the Company:

☐	In accordance with Section 1.5(b)(1), I hereby elect to pay to the Company the entire amount of all Withholding Obligations with respect to the Vesting Shares in cash or by check on or before the Date of Vesting.

☐	In accordance with Section 1.5(b)(2), I hereby elect that the entire amount of all Withholding Obligations with respect to the Vesting Shares should be paid by having the Company repurchase the smallest whole number of the Vested Shares which, when multiplied by the fair market value per share of the common stock of the Company as of the close of business on the business day which is coincident with or immediately follows the Date of Vesting, will be sufficient to satisfy the amount of such Withholding Obligations, and applying all the proceeds from such repurchase to such Withholding Obligations. I further acknowledge and understand that the repurchase by the Company of any Vested Shares may result in tax consequences to me.

☐	In accordance with Section 1.5(b)(3), I hereby elect for the Company to withhold substantially equal amounts from my future compensation so that the total of such amounts shall, as of the Date of Vesting, be designed to be sufficient to satisfy the amount of all Withholding Obligations with respect to the Vesting Shares.
4. I understand that capitalized terms used in this Notice of Withholding Election without definition herein shall have the meanings given to them in the Restricted Stock Agreement and in the Plan.

Dated this _________ day of _______________, 20___	Recipient:

Recipient’s Address:

____________________________________	____________________________________

____________________________________	Printed Name: ________________________

____________________________________	Social Security Number: ______ - ______ - _________
Withholding Election Form